Exhibit 10.17

RELATED PARTY REVENUE TRANSFER AGREEMENT

This Related Party Revenue Transfer Agreement (this “Agreement”) is entered into as of May 15, 2025 (the “Effective Date”), by and between: - Blue Ridge Digital Mining LLC, a Delaware limited liability company (“BROM”), and - BV Power Alpha LLC, a Delaware limited liability company (“BVPA”). BROM and BVPA are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, BROM is a party to that certain Service Framework Agreement and related service orders with Bitmain Technologies Georgia Limited (together, the “Bitmain Agreement”), pursuant to which BROM receives revenues in connection with the hosting and operation of Bitmain ASIC servers; WHEREAS, BROM and BVPA are related parties under common control, with Jerry Tang serving as Chief Executive Officer of both entities; and WHEREAS, the Parties desire to transfer and assign all revenues and related economic benefits arising under the Bitmain Agreement from BROM to BVPA, effective as of the Effective Date, in order to consolidate such revenues under BVPA. NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Assignment of Revenues 1.1 Transfer of Revenues. BROM hereby irrevocably assigns, transfers, and conveys to BVPA all of BRDM’s rights, title, and interest in and to any and all revenues, proceeds, and economic benefits received or receivable by BROM pursuant to the Bitmain Agreement, effective as of the Effective Date. 1.2 Administration. BROM shall continue to perform its obligations, if any, under the Bitmain Agreement.

2. Consideration In exchange for the transfer of revenues described herein, BVPA agrees to assume the economic benefits of the Bitmain Agreement without additional consideration. The Parties acknowledge that this Agreement is entered into in connection with their related party relationship and for the purpose of internal allocation of revenues.

3. Representations and Warranties Each Party represents and warrants to the other that: (a) it is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization; (b) it has all requisite power and authority to enter into this Agreement; and (c) the execution and delivery of this Agreement has been duly authorized by all necessary action.

4. Governing Law This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to its conflict of laws principles.

5. Miscellaneous 5.1 Entire Agreement. This Agreement constitutes the entire understanding of the Parties with respect to the subject matter hereof. 5.2 Amendments. This Agreement may be amended only by a written instrument executed by both Parties. 5.3 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

BLUE RIDGE DIGITAL MINING LLC

By:	/s/ Jerry Tang
Name:	Jerry Tang
Title:	Chief Executive Officer

BV POWER ALPHA LLC

By:	/s/ Jerry Tang
Name:	Jerry Tang
Title:	Chief Executive Officer